EXHIBIT 99.1

Final Transcript CCBN StreetEvents Conference Call Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call Event Date/Time: Oct. 21. 2003 / 11:00AM ET Event Duration: 1 hr 4 min CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 1

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call CORPORATE PARTICIPANTS Jeff Rich Affiliated Computer Services Incorporated - CEO Mark King Affiliated Computer Services Incorporated - President and COO Warren Edwards Affiliated Computer Services Incorporated - EVP and CFO CONFERENCE CALL PARTICIPANTS Moshe Katri SG Cowen Securities Corporation - Analyst Bryan Keane Prudential Securities Incorporated - Analyst John Jones SoundView Technology - Analyst Laura Lederman William Blair and Company LLC - Analyst James Kissane Bear Stearns and Company Dirk Godsey J.P. Morgan Chase - Analyst Dris Upitis Credit Suisse First Boston - Analyst Jennifer Dugan Merrill Lynch Global Securities - Analyst David Grossman Thomas Weisel Partners - Analyst Gregory Gould Goldman Sachs and Company - Analyst Natalie Walrond Pacific Growth Equities - Analyst PRESENTATION Operator Good morning and welcome to the Affiliated Computer Services first quarter fiscal year 2004 conference call. All participants will be able to listen only until the question and answer session. Today's conference is being recorded for instant replay purposes. If you have any objections you may disconnect at this time. Now, I'd like to introduce your leader for today's conference Mr. Jeff Rich, Chief Executive Officer. Also speaking today are Mr. Mark King, President and Chief Operating Officer, and Mr. Warren Edwards, Executive Vice President and Chief Financial Officer. Mr. Edwards, you may begin. Warren Edwards - Affiliated Computer Services Incorporated - EVP and CFO Good morning and thank you for joining us today to discuss our first quarter results for 2004. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities laws and may include statements concerning the company's outlook for fiscal year 2004 and beyond, overall and business-line growth revenue and expense trend and other statements of expectations concerning matters that are not historical facts. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Additional information concerning the factors are contained in the company's filing with the SEC. Copies are available from the SEC's Web site, from the ACS Web site, or from ACS Investor Relations. Also for today's call we have provided a presentation on our Web site that we will refer to, during the prepared comments. In addition, we will reference certain non-GAAP financial measures, which we believe provide useful information for our investors. We have posted both the presentation and the reconciliation of those measures to GAAP on the Investor Relations page of our Web site at www.acs-inc.com. I will turn it over to Jeff Rich our CEO who will give you a summary of the significant events during the quarter. Jeff Rich - Affiliated Computer Services Incorporated - CEO Thank you Warren and Good morning to our shareholders and analysts. As you no doubt read in our press release this morning, the ACS operating results during the first quarter were very solid financially. Some of the highlights are listed on Slide Number One. CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 2 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call We achieved record quarterly revenues of $1.037 billion exceeding our internal estimates by nearly $10 million. Once again, we continue to set the standard for internal revenue growth in our industry, which is being driven by our strong competitive position in the business process outsourcing market. As a result, internal revenue growth during the first quarter was 15%, exceeding our previous guidance of 13 to 14% and the 14% internal growth achieved in the June 2003 quarter. Earnings were very strong at 62 cents per share, another quarterly record. We did receive two cents per share benefit during the quarter from the required cessation of depreciation and amortization expense on our federal assets sale-to-sale. Excluding this benefit fully diluted earnings per share increased 20% year-over-year to 60 cents per share, at the high end of our prior guidance in line with consensus estimates. This represents ACS's 36th consecutive quarter of double-digit earnings growth. Operating cash flow during the quarter was $59 million and free cash flow was $17 million. You should recall that first quarter cash flow is always the lowest quarter due to the timing of annual incentive compensation payment. There are also other factors at work this quarter, which I'll explain in a moment. We started the fiscal year with the strong quarter of new business win. Signing $149 million of annualized recurring revenues. This represents our third highest quarter in our company's history and also included our third human resources outsourcing transaction. During the quarter, we also announced significant corporate governance changes, which included transforming our board of directors from the majority of inside directors to a majority of independent directors as well as other positive changes. And lastly, we have been fairly active in the share repurchase program with 1.5 million shares repurchased through Friday, October 17th. Turning to slide number two, I would like to highlight a few other financial metrics. First, total revenue growth was 17% during the quarter and of course virtually all of that growth was generated internally. Acquisition growth resulted primarily from our January 2003 acquisition of CyberRep. Acquisition growth did decline significantly from the prior year quarter due to the anniversary of the AFSA acquisition, which was completed in June of 2002. Our operating margin excluding the positive impact of the depreciation benefit, was down ten basis points versus the prior year due solely to higher incentive compensation expense accrued during the first quarter of fiscal 2004. Our pretax profit margin actually increased year-over-year primarily due to lower interest expense, which resulted from lower debt levels. As you can see on slide number three, our operating cash flow as a percent of revenue is down versus the prior year quarter, but consistent with September -- with September quarter results in fiscal 2001 and 2002. The decrease from last year's first quarter is primarily because of two timing factors. The first factor is a $10 million increase in incentive compensation payments on year-over -year basis. Second, accounts receivable day sales outstanding increased three days or approximately $33 million. As you can see historically, operating cash flow as a percent of revenue over the last four years has been very low during the first quarter in relation to our annual results. You can also see that the first quarter of fiscal year 2003 was abnormal, as we did not experience the normal increase in DSO's that typically occurs in the summer months. In three of the past four years we have experienced a three-day slippage between June and September. The one exception was last year. While the first quarter is always our lowest quarter from a cash flow perspective, we were less than thrilled with our collection efforts this quarter. We expect that our operating cash flow as a percent of revenue for the full fiscal year with approximate 14% which is equivalent to our performance in fiscal year 2003 and roughly 200 basis points higher than 2002. Capital expenditures totaled 4.1% of revenues during the first quarter, well below our full-year forecast of approximately 5%. Now, looking at our new business signings trends on slide number four, you can see that the last six quarters have been the top six quarters in our history. Obviously, this performance is given a strong revenue momentum. We believe quarterly bookings are very solid if they are within a range of $150 million plus or minus $30 million. You can also see that new business volumes are lumpy when viewed on a quarterly basis. Turning to slide number five, let me spend a minute on the underlying new business trends. New business wins were again very strong this quarter at $149 million of annualized recurring new business. BPO led the way and this quarter's new business signings were dominated by the commercial segment, accounting for approximately two-thirds of the total. This quarter's wins were anchored by the Gateway deal. In addition, we also signed nice contracts with General Motors, CIGNA, Empire Blue Cross/Blue Shield, Parago and the states of Georgia, Colorado, Arizona and Washington. You should also note that the federal segment contributed about $20 million to this quarter's total. We continue to see more and more opportunities CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 3 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call that include both business process and information technology outsourcing components or what we call multiscope engagement. Given our strong capabilities in both of these areas we feel we are uniquely qualified for multiscope engagements. We also continue to see strong interest in human resource outsourcing, with three new commercial human resources deals signed in the last nine months plus an active pipeline in this area, I am very encouraged about our prospects in this emerging BPO market. Overall, our sales pipelines remain very robust with an excess of $1 billion of annualized recurring revenue opportunities, which are scheduled to be awarded over the next six months. On slide number six, I have listed some of the key facts related to our recently announced Gateway win. The Gateway contract represents the fifth largest contract in our history. This contract validates our belief that a vendor with both BPO and IT outsourcing capabilities has the competitive advantage. Two thirds of the Gateway contract is IT outsourcing with the remaining third being HR outsourcing and finance and accounting outsourcing. This particular procurement was led by TPI, and had a relatively short sales cycle of only five months. The three service offerings were competed separately against the typical vendors you would expect. However, once it was demonstrated that we could handle all three, the service offerings were bundled. We commented recently that we expected to close two HR outsourcing deals before the end of calendar year 2003 and this represents one of those deals. This HR outsourcing contract is our third since we entered the market last December. You may recall that when we signed our HR outsourcing transaction with Motorola last December, we expected to sign our second client during the first year. Clearly, we are ahead of plan and we continue to see solid HR outsourcing opportunities in our pipeline. My last comment on the Gateway contract involves capital expenditures. Of our large contract win, this contract will be one of the lowest in terms of capital intensity since Gateway has agreed to prepay a major portion of the required capex. Let me shift gears a little and talk of the corporate governance changes on slide seven. As we announced in September, ACS has made some fairly significant changes in the governance structure. Our board is now compromised of majority of independent directors. Our audit committee has always been compromised solely of independent directors, and now our compensation and nominating and governance committees are as well. We adopted minimum stock ownership requirements for directors and executive officers as well as a policy that prohibits stock option repricings, which of course we have never done. We have also adopted a policy of auditor rotation every ten years and a development of a written CEO succession plan. Obviously, these changes place ACS in compliance with the NYSE rules well ahead of schedule and well beyond the minimum standards. As a result, we are now in the top quartile in our industry as ranked by institutional shareholder services. Slide number eight provides you with a quick update of our share repurchase program. As you know, in September, our board authorized a share repurchase program of up to $500 million. Through last Friday, we had repurchased 1.5 million shares at an average purchase price of $50 per share, or roughly $75 million in total. We anticipate that depending upon other investment opportunities that may arise we will continue to take advantage of the weakness in our stock with the additional share repurchases. Before I turn it over to Mark, let me give you an update on certain matters listed on slide number nine. First, as you know, we are selling a majority of our federal business to Lockheed Martin, and we are acquiring their commercial IT outsourcing business. We along with Lockheed Martin continue to finalize closing documents and work through various closing conditions. We expect these transactions will close in November. The next item on the list is the status of our Department of Education recompetes. Our team, which includes EDS, Raytheon and Pearson, continues to be very comfortable with our competitive position in this procurement. We have submitted a terrific proposal, and the final stages of the Procurement process will be completed within the next week or so. We have been told that the department will be making an award in early to mid November. With respect to the Department of Justice inquiries, there's really nothing of substance to report. We have provided about 350,000 pages of documents in the HANSCOM inquiry and we expect interviews to occur over the next six months or so. The Tier inquiry is in the very early stages and we are in the process of document gathering and production. We will of course continue to cooperate with the Department of Justice to provide all information and access they need in order to resolve these inquiries as soon as possible. Now, let me bring you up to date on the status of the Georgia Medicaid project. As you may recall, when we brought this new system up in April of 2003, we incurred operational problems with certain components of the system. Some of which were caused by us, some of which were caused by subcontractors and some of which were caused by the state. I am pleased to report during the month of September we believe our system performed within the service level parameters of the CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 4 (C) 2003 CCBN.com, Inc. Republished with permission. 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Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call agreement. Our people have responded in true ACS fashion, working round the clock with additional resources to correct both operational and policy deficiencies. Our system in Georgia is now operating at standards either at or above the average standards of our other state medical programs. In fact, two weeks ago, an official from CMS, the federal agency that oversees the operation of state Medicaid programs was very complimentary about our operation when they visited our facility in Georgia. So from an operational perspective, we feel very good about the progress we made and we feel very good about the fact that we're saving Georgia taxpayers millions of dollars by enforcing policy guidelines mandated by the state. However, I must say I'm very disappointed by the fact that as of September 30th, the state of Georgia owed ACS approximately $43 million of past due invoices. This obviously had a significant negative impact on our operating cash flow this quarter. In addition, we also have approximately $84 million of unbilled accounts receivable which represents percentage of completion cost that will be repaid over the life of the contract. Subsequent to quarter end the state did pay $9 million of the past due amounts, an amount that we were frankly disappointed with given that the system has been in operation for over six months now. Both parties have declared each other in default of various provisions of the contract and I would have to characterize the situation as perplexing at best. What is clear to me is that both ACS and the state of Georgia have a lot of work to do in order to make this public/private partnership operate as a true partnership. We are having ongoing discussions with senior officials at the state, and I am still hopeful that our outstanding issues will be resolved in an amicable fashion. In the meantime, we will continue to provide great service to the state of Georgia as we work through these complex issues. In summary, ACS had another solid quarter and we're off to a great start in fiscal 2004. We do have a couple of challenges like Georgia and the Department of Education recompete, the Department of Education issue will be resolved very soon. Georgia will take some time. We continue to be very excited about our competitive position in the business process outsourcing market. Our recent wins and our industry-leading financial performance. I would like to introduce Mark King who will discuss the segment performance and other areas of interest. Mark King - Affiliated Computer Services Incorporated - President and COO OK, thanks, Jeff. Now let's review segment information Turning to slide ten, you can see the performance of our commercial segment, which accounts for 33% of our consolidated revenues. Total revenue growth was 18%, and was lower than last year due to the anniversary of the acquisition that Jeff mentioned earlier. Internal growth was very solid at 13%. We would expect commercial internal growth to accelerate in the second quarter and should be in the mid to upper teens for the year. Operating margins continued to be in the mid to upper teens. Operating margins were down sequentially due to increased incentive compensation and lower margins from ramping new business. We believe that operating margins for the full year will approximate the first quarter result. However, quarterly margins may fluctuate due to the timing of new business. We continue to be very excited about our prospects from the commercial segment because of the success we have had in winning new business. In fact, over the last four quarters, our commercial bookings have averaged over 50% of our consolidated bookings even though the segment only accounts for about 33% of our revenues. I would also point out that in three of these four quarters our annual bookings in the commercial segment have been in excess of $100 million. Of course with that bookings level, you would expect some level of internal growth lumpiness and that is what we experienced in the first quarter. Now, let's discuss our state and local results which are reflected in slide 11. Today, state and local segment revenues represent about 46% of the current revenues. As you can see, total revenue growth of 23% was fairly consistent with the prior sequential quarter. Internal growth continues to be very strong and actually accelerated to 22% from 20% in the June 2003 quarter. I would also point out though that our internal growth in this segment benefited from budgeted HIPPA compliance projects. These projects accounted for approximately $17 million during the quarter or roughly 4 percentage points of segment internal growth. These projects were both contemplated in our prior guidance and were in line with our internal budgets. During fiscal year 2003, HIPPA projects contributed approximately $24 million in revenues. We expect that our internal growth in the second quarter will continue to be strong. And finally, operating margins were consistent with our prior year quarter as well as the June 2003 quarter at roughly 17%. We also believe operating margins which may fluctuate during the next several quarters will approximate our first quarter results for the full year. Turning now to slide 12: The federal segment accounts for 21% of our consolidated revenues during the quarter, and revenues increased about 6% when compared to the prior year. This increase was all internally generated and reflects better results in our defense group. Operating margins improved slightly even after excluding the impact of the depreciation and amortization benefit and this was due to lower administrative costs. As you know, we CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 5 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call are divesting our federal business, except for education and HANSCOM to Lockheed Martin this quarter. Let me spend just a minute to summarize our internal revenue growth trends by our segment on slide 13. Looking at the commercial segment, you can see our internal growth went from basically flat to 17% in fiscal 2003. We started the current fiscal year very solidly at 13%. Although down sequentially due to the anniversary of fiscal year 2002 booking, we expect internal growth in the segment to reaccelerate during the fiscal year and would estimate our commercial internal growth for the full fiscal year to be in the mid upper teens, based upon strong, new business signings. Our state and local segment has been very strong and consistent. You can see internal growth of the last four quarters has been 20%. We also estimate that our internal growth in this segment will be in the upper teens for the year and will be down slightly versus our current internal growth simply due to the lumpiness of the fiscal year 2003 bookings and the related ramp of that business. And finally, you can see although our federal segment has basically been in the single digit range for the last two years, we did have a nice acceleration in our internal growth this quarter. Now, let me discuss our new business signings in a little more detail as reflected on slide 14. As Jeff mentioned earlier, this quarter's new business signings were dominated by the commercial segment, which accounted for roughly two-thirds of the total. State and local as well as federal had solid quarters. From a service line perspective, BPO remains strong with nearly 60% of the bookings. IT outsourcing was also strong with nearly 30% and was anchored by the IT component of the Gateway deal. Turning to slide 15, from a pipeline perspective, it continues to be very active. Our current pipeline continues to be in excess of $1 billion of annualized revenue, reflecting only those opportunities that we expect to be awarded in the next six months and are less than $100 million in annual revenue. I would also point out that our total pipeline, excluding federal opportunities that have been divested has increased significantly over the prior year. The pipeline is still dominated by BPO opportunities within the commercial and state and local markets. We also continue to see a large number of middle market deals and as you know this is the market where we have had obviously had the most success. Whether it's human resources, finance and accounting or just pure transactional business process outsourcing, we continue to see strength across the board in the commercial BPO markets. As it relates to the state and local market, on top of the normal deal flow that we see in the markets in which we have strong competitive positions, there are two emerging markets where we believe there are opportunities. First, in the state eligibility markets which as we discussed last quarter is an 8 to $9 billion market. We are actively working on two opportunities and of course we are very bullish about our prospects in this market. The second emerging market is the state education market. While this is a brand new market, we are already seeing some opportunities in our longer-term pipelines as it relates to the human resources side of this market. Given our capabilities in the commercial HR market, we very much look forward to these opportunities as we feel we have a strong competitive position. On slide 16, you can see the percent of bookings that convert to revenues in the initial year. As you can see, in the last three years, it has averaged in the low 40% range. Obviously, since the vast majority of our new business ramps up within the first 12 months, you would expect to have incremental revenue in the second year in excess of 55% of the prior year's booking. Just as important, looking at slide 17, you can see that based upon our current signed new business in the first quarter and the incremental impact of fiscal year 2003 bookings with no more bookings in the current fiscal year, we would have about 11 to 12% internal growth in fiscal 2004. Applying the same methodology to the rest of the year, you can see that we estimate that we would need only about $275 million more in bookings to achieve 15% internal growth. And clearly, we expect to do much better than this amount. Obviously, if we had bookings that had different characteristics than what we have seen in the last several years, it might impact this analysis. The final slide I want to leave you with before I turn it over to Warren is slide number 18. This reflects a summary of our trailing 12-month bookings over the last six years. As you can see, we have had phenomenal success in growing our bookings from $100 million in June 1997 to over $700 million as of September 2003. Although bookings are lumpy on a quarterly basis, they tend to even out over a longer term. One word of caution, that the December 2002 bookings of $242 million which was the largest quarter in our history will not be in our trailing 12-month totals of December, probably resulting in a slight decline. But I would be proud to compare this slide with any other company in our industry. This growth in our bookings coupled with our strong sales pipeline is the main reasons for my enthusiasm about ACS' future prospects. I would also point out, just about two years ago, we had about $1 billion dollar in BPO revenues. Today we have approximately $2.9 billion BPO revenue and we believe that when we report our December results, our BPO revenues will be in excess of $3 billion on annualized basis, placing us at the very top of the BPO market. CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 6 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call I will now turn it over to Warren Edwards who will discuss our financial results in a little more detail. Warren Edwards - Affiliated Computer Services Incorporated - EVP and CFO Thank you, Mark. Turning to slide 19 for reference purposes, I wanted to give you the historical quarterly revenue numbers and back out the revenues from the federal business to be divested so that you can calculate face revenue. You can see from the slide, the base revenue grew 20% in total; and internal growth was 17%. This is two percentage points higher than our consolidated internal growth rate of 15% during the quarter. Due to the pending sale of a large portion of our federal business, accounting rules require the roll of the assets and liabilities, the divest business as asset and liabilities held for sale in the quarter when the decision is made to due to that. This makes comparability between periods almost impossible. So, I have detailed the components of the assets and liabilities held for sale on slide 20. Current assets at September 30, include $349 million of asset sale-for-sale compromise of $149 million of accounts receivable, goodwill of $143 million, $52 million of property plant and equipment, software and intangibles and $5 million of prepaid expenses. Current liabilities at September 30th include $66 million of liabilities sale-for-sale, comprise $28 million in accrued compensation, $21 million in other accrued liabilities, $11 million in deferred taxes and $6 million in accounts payables. All of these are vast advantaged are fairly consistent with those reported in prior quarters. Slide 21 presents our financial metrics. Our debt to cap ratio at September 30th remains at 17%, one of the lowest points in our history. Interest coverage continues to increase and EBITDA coverage is now 36 times. Return on equity continues to trend upward and the only metric not training in the right direction is day sales outstanding, which increased from June 30th by three days. If you turn to slide 22, we will discuss the reasons for this increase. During the quarter we were adversely impact by the timing of payments for our services. Generally, about $11 million of collection impacts our day sales outstanding by about one day. Given a three-day increase our DSO impacted operating cash flow by about $33 million. About half of this increase is due to delayed collection of Georgia billings, which increased $15 million dollars versus the June 2003 quarter, or about 1 1/2 days. The remaining 1 1/2 day increase resulted from lower collection activity in our state and local and federal segments. Our commercial segment account receivable remains flat versus the June 2003 results. While not thrilled with the overall receivables increase, it did occur in the slower paying parts of our business, which also have lower bad debt risk. And of course we are focused on collection activity to bring our day sales outstanding back to previous levels. Before I move on, let me talk a little bit about our Georgia accounts receivable balances on slide 23. As noted in our press release, at September 30th, we had about $132 million accounts receivable related to our Georgia contract. Of this balance, roughly $48 million relate to billed amounts and the remaining $84 million is unbilled which we paid over the balance of contract. We expect to make good overall progress in reducing this balance over the next 12 months. While it may rise over the next several months simply due to the phase two development of this project, within 12 months, we would expect our total accounts receivable balance to equate our current unbilled balance of approximately $84 million. Turning to slide 24, as Jeff mentioned earlier, the first quarter's cash flow metrics are always the lowest. Early you saw that first quarter of fiscal year 2001 had negative free cash flow of $22 million and the first quarter of fiscal year 2002 had $3 million of free cash flow and last year of course free cash flow was very strong at $42 million as we were very successful in not having the summer impact on collection that we have historically seen. The primary reason that the first quarter result is always the lowest is due to the timing of annual incentive compensation payments. In fact, we paid approximately $39 million dollars during the first quarter related to fiscal year 2003 incentives payment. You can also see the CAPEX was 4.1% of revenue down from 5.1% in the prior year quarter. Of course you can see that as a percentage of revenue, all our cash flow metrics are down in a comparative basis. Let me address this decrease on slide 25. As mentioned earlier, the increase in our DSO impacted us by $33 million. In addition we paid about $10 million more of incentive compensation in the current quarter compared to the prior year quarter. As a result, adjusting our cash flow for these two items, you can see that our operating cash flow as a percent of revenue is basically in line with the prior year. Also, given a lower capital requirements this quarter our adjusted free cash flow as a percentage of revenues would have increased when compared to the prior year's above average performance. We continue to be -- to feel comfortable during fiscal year 2004 our operating cash flow as a percentage of revenues will be consistent with the 14% we generated in the prior year. Finally, turning to slide 26, I will give you a quick overview of the guidance for the remainder of fiscal year 2004. First, we start with the guidance given on August 1, 2003 call and adjust for a one-month delay in closing of the Lockheed Martin transaction which CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 7 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call effectively adds about $35 million of additional revenue to the second quarter. This change combined with the increase due to our great revenues results for the first quarter is the only changes to our revenue guidance. As a result, for the second quarter of fiscal year 2004, we estimate revenue to range from $980 million to $1.01 billion and EPS range between 62 and 64 cents per share. For the third quarter of fiscal year 2004, we continue to estimate revenue to range from 1.205 to $1.265 billion and EPS to 67 to 70 cents per share. For the fourth quarter fiscal year 2004, we continue to estimate revenue to range from $1.115 billion to $1.185 billion and EPS to range between 69 and 72 cents per share. For fiscal year 2004 we expect revenue to range from $4.15 billion to $4.3 billion. EPS for the fiscal year 2004 is expected to range between $2.58 cents to $2.66 cents. Representing a 17 to 21% growth over fiscal year 2003. This excludes the 2000 -- excuse me, the two-cent benefit we had during the first quarter due to the discontinuation of depreciation related to the assets of the sale. Again, these estimates assume the transactions with Lockheed Martin, close effective November 1, and does not take into consideration the one-time gain or the discontinuation of depreciation associated with the assets held for sale. That's it for the prepared comments at this time. Let's open it up to questions. Operator. QUESTION AND ANSWER Operator Our first question comes from Moshe Katri. Moshe Katri - SG Cowen Securities Corporation - Analyst Good morning. Can we get some more feedback on the state of Georgia contract? May be Jeff or Mark, may be you can comment on what sort of scenarios could take place here? What sort of milestones should we look for? Then I have another follow up question. Thanks. Jeff Rich - Affiliated Computer Services Incorporated - CEO Sure, Moshe. I think, the situation very smooth right now. I think it's Matter of, you know given what we're hearing from the state, and what our people are seeing, there's differences of opinion as to whether systems are completed or not. It sounds like it's just an issue of perhaps completing final certification by CMS, which we expect to be no problem. I think that's the lion's share of the issue. Also we have to address as we talked about last quarter the issue of delays and what the financial impact is on the state of Georgia. We have a lot of out of scope systems development issues that they have to address for us. We're having a very open dialogue with them right now. It's fairly active and, you know, I would hope to be able to get something done in the next quarter. But, you know, obviously it's not entirely within any control. Moshe Katri - SG Cowen Securities Corporation - Analyst Is there any way to assess a worst case scenario in terms of the financial implications of this dispute, if you don't really get into some sort of a resolution? Jeff Rich - Affiliated Computer Services Incorporated - CEO I have no doubt we'll be able to get this you resolved. And we --It's pretty rare that we find ourselves in situations like this. But we have been there before and we know how to handle it. We put lots of extra resources on it. We have done our homework and I have no doubt that we'll be able to get this resolved. I mean-, the facts are the system has been in operation for six months. We're married to the state of Georgia and the state of Georgia is married to us. We'll just have to go through a period of uncertainty until we get this resolved. CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 8 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call Moshe Katri - SG Cowen Securities Corporation - Analyst OK. Is there a way of looking at the booking numbers any possibility of getting the booking numbers for last quarters and then last year, excluding your government services or solutions vertical? I think, if you normalized this I think we'll probably get a better -- a better ability to kind of analyze the numbers Apples to Apples. Do you have these numbers with you? Mark King - Affiliated Computer Services Incorporated - President and COO Sure, Moshe, this is Mark. First of all looking at full year fiscal year 2003 again the total bookings was 701. The federal piece was 56 million, and so effectively the base of bookings without the were 645 million. Going in to the fiscal year of 2004 of the $149 million of bookings, $22 million of that was federal. And that lead leaves you $127 million of base -- of base bookings. Moshe Katri - SG Cowen Securities Corporation - Analyst And how about last quarter and then the quarter before that, same quarter last year? Mark King - Affiliated Computer Services Incorporated - President and COO The same quarter of last year, we'll have the $144 million of bookings, $18 million of that was federal and that leaves you with $126 million of base. Moshe Katri - SG Cowen Securities Corporation - Analyst And then last quarter? Mark King - Affiliated Computer Services Incorporated - President and COO I can only give you three out of four there, Moshe. We'll -- of -- it was 140-- $144 million of the -- yeah of the total of $144 million, only $2 million of that was federal. Moshe Katri - SG Cowen Securities Corporation - Analyst OK. Mark King - Affiliated Computer Services Incorporated - President and COO I said this was 142. Moshe Katri - SG Cowen Securities Corporation - Analyst And then, Jeff, you spoke about your pipeline tracking about 1 billion. Can you comment on composition of the pipeline BPO versus IT outsourcing? And then recently, the average group is talking about the potential increase in deal awards in number of deals in 2004, bite any of between two to three times the award that were awarded in 2003 and also talking about the potential double, the dual values in 2004 compared to 2003 as well. Can you -- can you again looking at your pipeline, can you confirm this trend that the average group is talking about? Thanks. Jeff Rich - Affiliated Computer Services Incorporated - CEO Sure, Moshe. I think Mark pointed out in his comments earlier, we have seen a significant increase in our total pipeline. You know, the billion-dollar figure we quote, you know in excess of 1 billion, that's just a 180-day pipeline, so the award we expect to be made in the next 180 days. By the way, you know, that --those award decision only move in one direction, which is to the right. But so that's a real healthy pipeline, but what we have seen a significant trend in is our total pipeline. So, that would be consistent with whatever is -- we have seen a lot of interest and lot of activity in BPO. When you look at our pipeline, it's about 55% commercial. About 35% state and local and 10% federal. And it's heavily BPO centric. Its about 75% BPO and 25% IT. So, I think that's pretty consistent with our overall business mix of the revenue base. We'll have on a ProForma basis after we complete the federal divestiture. So, we're real bullish on the amount of awards that will occur in calendar 2004. Moshe Katri - SG Cowen Securities Corporation - Analyst Thanks. Operator Once again if you would like to ask a question, please press "star, one". Due to the high volume of questions in queue, we ask that you limit your questions to one. Our next question comes from Bryan Keane of Prudential. Bryan Keane - Prudential Securities Incorporated - Analyst Yes, hello, good morning. My question is just taking a look at the bookings. I know everybody likes to talk about the bookings and how they track and I know they're lumpy. I think you guys said $150 million plus or minus 30 is kind of a number to track. I was just looking at where you said here that if you -- you know, you only needed to do I think a little over 200 or something, 275 or whatever that number was to do 11 to 12% or to get into the mid teens organic growth. I'm just starting to look into fiscal year 2005, what kind of bookings number do you need to kind a grow fiscal year 2005 organic growth kind of that still in the teens number? CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 9 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call Mark King - Affiliated Computer Services Incorporated - President and COO Yes Brian this is Mark. I will just kind of give you some color it is kind of an interesting analysis. If -- you know, again if you start with fiscal year 2004 and all you do is just take the $150 million that Jeff again has said as guidance, that gets you to $600 million, you know, for bookings for fiscal year 2004, if all you did, if you had no increase in that and you had $6 million again in fiscal year 2005, that would generate internal growth of about 11 or 12% in fiscal year 2005. and that's of course taking into account the normal churn that you would have in the base revenue. So, what you're looking at basically is we would want to be growing that $600 million, by something around you know around 20%. So, that would be to hit 15%. You know so that would be somewhere between, you know, 700 or $750 million. And again, that would just simply be to generate that 15% internal growth. Bryan Keane - Prudential Securities Incorporated - Analyst Right. That's including the divestiture of I think $56 million of bookings in the prior year gets you to 645, so somewhere between 700 and 750 gets you to where you want to be for a nice organic growth in fiscal year 2005, is that right? Mark King - Affiliated Computer Services Incorporated - President and COO That's correct. In order, it is very do able. Bryan Keane - Prudential Securities Incorporated - Analyst Right. OK. Thanks. Operator Our next question comes from John Jones of SoundView. John Jones - SoundView Technology - Analyst Thanks. Would you -- Mark, would you --you mentioned the opportunity --new opportunity in the state education market. Can you put a -- an estimated size on that? You mentioned 8 to 9 billion on the state eligibility. What's the education market size and then, Warren, could you just mention what your plans are for EITF 00-21 when it kicks in and what you think the impact will be? Mark King - Affiliated Computer Services Incorporated - President and COO Yeah. Sure. On the education, there's really no market studies that show what the -- you know what the total market is. It is safe to say that, you know between, you know, health care spending and education, those are the two largest, you know, pieces of any -- of any state budget. I would also say that it's virtually 0% outsourced, and with all of the, you know, the new initiatives, you know, the new laws where you're having to track things, you know, it's --I guess even a small percentage of a huge number will give you a pretty big number. John Jones - SoundView Technology - Analyst Are there deals in your pipeline today that you can give us an idea what the size of the opportunities are on a per deal basis? Warren Edwards - Affiliated Computer Services Incorporated - EVP and CFO Yeah. This is Warren. There are obviously a couple things in the pipeline, but when you start looking at, you know, large school districts and the HR component of those large school districts, you can see, you know, individual school districts, somewhere between 10 and $15 million apiece. So, that's just one small component of the overall HR function. So, again, some of these deals just again depend on the size of the municipality can be very large. And your second question regarding ETIF 00-21, clearly we have gone through the assessment phase and we think we're in good shape with regard to how to capitalize contracts on a bifurcated model. I think the one thing I will point out that's fairly fluid right now is just on how you deal with transition revenues on service contracts. While we don't have a lot of transition revenue, this is something that I think is going to be interesting for the overall industry as it moves forward in the next several quarters because I think there's a certainly a move under foot that transition revenues should be deferred, related costs should be deferred and that revenue and the cost would be amortized over the life of the contract after it becomes operational. So, that's the main thing that's ongoing right now. Mark King - Affiliated Computer Services Incorporated - President and COO To net that out, that would probably say just an insignificant impact on our revenues since, you know, revenues are so small. Because of the very conservative nature of the way we record costs. If anything, depending on how the rules come out, it would be a net positive. Jeff Rich - Affiliated Computer Services Incorporated - CEO CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 10 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call Yeah, let me explain specifically John, what we're talking about. Like in Gateway where they're going to pay a significant portion of CAPEX up front, we'll normally record that as revenue and as expense OK. We may have to leave that in over the life of the entire contract. So, that would be a minor change in how the revenue accounting works. The most significant changes right now we don't capitalize the transition expense associated with our transition teams. We have lots of people that are working on contract transitions, and we expense those up front as they occur. We may have to capitalize those in - spread them over the life of the contract. That issue is being worked on by the public accounts and the SEC right now. John Jones - SoundView Technology - Analyst So, what you're saying is that you may not take earnings if you might take earnings improvement from the adoption? Jeff Rich - Affiliated Computer Services Incorporated - CEO That's exactly what I'm saying. John Jones - SoundView Technology - Analyst Thanks. Operator Our next question comes from Laura Lederman of William Blair. Laura Lederman - William Blair and Company LLC - Analyst Yes. Two quick questions. One, can you talk about the pricing on renewals in the state government business inseparably, when you talk of the opportunity in education, how near term is the pipeline or is that more likely to be a contributor year or two, can you give us a sense of how you turned that businesses? Thank you. Jeff Rich - Affiliated Computer Services Incorporated - CEO Sure. With respect to pricing on renewal, you know, it is always competitive, but we're not having any undue pressure at all on pricing. In fact, what's happening is scope's increasing. We looked at the last ten contracts renewals, and we just kind of do that routinely every quarter, and what we saw is the scope stayed the same on six, scope expanded on three and decreased slightly on one. So, we're not seeing any real pricing pressure. What we're seeing is demand for especially on the part of states, and cities to expand the scope of what we're doing and bring more value to the table. I think one of the more poignant statistics is last year in fiscal year 2003, 37 states cut their approved budget spending by like $14.5 billion. During that year, our revenues grew 20% on an organic basis, so I mean that tells you that there's high demand for our services out there. And then with respect to the education market, I think, you know, it's going to be at least 6 to 12, maybe even 18 months before any meaningful opportunities come to fruition. We're working on a handful of emerging opportunities. They appear promising. But as Mark said, the penetration in this market is next to zero in terms of an outsourcing basis, so getting the market moving is always an issue. But we think there's great opportunity there, and, you know so I think we should be pleasantly surprised if we have something in the next six months. I'd be disappointed if we don't have something in the next year and a half, but it's Mark or we're committed to, as you know we do a lot of the education, and the education space at the federal level at the university level, and we think we can provide some good value at the K-12 level. Laura Lederman - William Blair and Company LLC - Analyst At the risk of beating a dead horse on the Georgia issue, can you talk a little bit about how they saying things, like how they want you to do X amount of additional work for money, or they threatening to switch vendors? Can you give us a little bit more sense of what they're asking. Jeff Rich - Affiliated Computer Services Incorporated - CEO I want to be crystal clear on one thing. They have not threatened to terminate the contract. We have not threatened to terminate the contract. We have various financial issues, various operational issues that we are sorting out. Who's responsible for what. At the end of the day, we'll have to both be cooperative and compromising to get past this. So, you know, obviously we have invested a significant amount of money in this contract. We felt it was important to disclose just from a pure financial point of view. But I'm confident that we're going to be able to get this issue resolved. It will just take a bit of time. It is complex. Laura Lederman - William Blair and Company LLC - Analyst Thank you. Operator Our next question comes from James Kissane of Bear Stearns. CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 11 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call James Kissane - Bear Stearns and Company Jeff, you're confident this is not your navy contract? Jeff Rich - Affiliated Computer Services Incorporated - CEO No this not in our navy contract. It's significantly smaller than navy. James Kissane - Bear Stearns and Company OK. Just on a Department of Education contract, I mean, if it does not play out as you expect, can you talk about how the revenue would go away over time and how quickly you could adjust your cost structure? Jeff Rich - Affiliated Computer Services Incorporated - CEO OK, That was -- we're going to have about -- you know, our contract runs through 2006, so we've got a two-year lead time. That's plenty of time to manage the costs down as the revenue goes down. We think the migration will take at least 18 to 24 months. That's our view. But like I said, we're pretty confident. Of course, if, you know, if, you know, the -- I guess there's good news, bad news. We definitely want to win it, but I guess if we do win it, we think, you know, there will be some upside to our profitability over the next two years. James Kissane - Bear Stearns and Company OK. and Mark, you said that state and local operating margins will fluctuate over the next two quarters. Can you kind of elaborate on what the factors are to cause the fluctuation? Jeff Rich - Affiliated Computer Services Incorporated - CEO State and Local operating margins? James Kissane - Bear Stearns and Company Yes. I thought you said that during your presentation. Mark King- Affiliated Computer Services Incorporated - President and COO Yes. it is basically It always have to do with the ramp of new business. You know, that could happen. But, you know, to be honest, there's a lot of people that, you know, will make a big deal out of, you know, 10 basis point swing or 20 basis point. We can't get down to that level of granularity with all of the new business that's coming in. It really -- what causes, Jim, what causes the change in our operating margins, it's the mix of the business within each particular segment. You know that's what is the primary driver of margins. James Kissane - Bear Stearns and Company But it sounds minor. Mark King- Affiliated Computer Services Incorporated - President and COO Yes, it is minor. Don't forget, Jim, you watched us grow during periods of rapid growth. The faster internal growth, we have to incur more transition costs to bring that growth on. So if growth ever slows, that's the bad news. The good news is our profit margin should be increasing. James Kissane - Bear Stearns and Company Great. Thank you. Operator Our next question comes from Dirk Godsey of J.P. Morgan. Dirk Godsey - J.P. Morgan Chase - Analyst Thanks Good morning. Just a clarification on Georgia and how that relates to the forecast going forward. Can you comment on that and then I have a question about the commercial sector. Warren Edwards - Affiliated Computer Services Incorporated - EVP and CFO Yes. Dirk, this is Warren. As we discussed last quarter, we have embedded in our percentage completion model an amount that we would expect to incur over and above what we planned. So, that's already embedded in our projections. So, I guess that's kind of where it stands today. Dirk Godsey - J.P. Morgan Chase - Analyst OK. Then on the internal growth in the commercial sector in the quarter, the 13%, I think you made a comment that that was impacted by the timing of some deals and then the acceleration going forward, I was wondering if you can kind a drill down a little bit on, again, what's impacting the current growth rate and then what's driving the acceleration here over the next year in the commercial sector? CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 12 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call Jeff Rich - Affiliated Computer Services Incorporated - CEO Yes, Dirk, we had some deals anniversary in the June quarter. So, it dipped down to 13%, but I think Mark pointed out in three out of the last four quarters we signed over $100 million of annualized recurring business in the commercial sector. I know the last two quarters book of business actually ramped a little slower than historically. We would expect. But they're coming on now and so that's going to power good internal growth for each quarter going on. I would expect commercial group to see improvement just about every quarter for the balance of this fiscal year in terms of internal growth. Dirk Godsey - J.P. Morgan Chase - Analyst OK. Then on the state and local, the bookings have been kind of dropped back the last couple of quarters to that 15% range of the total. Would you expect that to improve or increase as a percentage of the bookings mix going forward or is that what we about what we should be looking for going forward? Jeff Rich - Affiliated Computer Services Incorporated - CEO No, I definitely expect it to improve. Don't hold me to next quarter. Or to a particular quarter, but during the balance of fiscal 2004, I would expect state and local bookings to increase significantly. Dirk Godsey - J.P. Morgan Chase - Analyst Good to hear. Thanks. Operator Our next question comes from Dris Upitis of Credit Suisse First Boston. Dris Upitis - Credit Suisse First Boston - Analyst Hello. Just another question on state authorities, you said that is under percentage of a completion, can you elaborate a little bit on what kinds of margins you've had in that business and then also just whether you think there might be any impact on other states? I know there are other Medicaid contracts that are up and sounds like you're pursuing aggressively. Warren Edwards - Affiliated Computer Services Incorporated - EVP and CFO Yes, Dris, this is Warren, I guess that the margins that we have embedded in that model are below our average in state and local. As you know we have 17% operating margins overall in state and local, and this is a pretty good chunk below that. So, from that perspective, hopefully that gives you a little bit of color on that. What was the second part of the question? Dris Upitis - Credit Suisse First Boston - Analyst Just whether on the other Medicaid contracts you're pursuing in other state, I know their number, they are up for renewal right now, whether you have seen any impact in selling into the states. Jeff Rich - Affiliated Computer Services Incorporated - CEO No, we have not. We have gotten asked a question or two from some of our clients that, you know, Mark and I have personally visited just about every one of the state Medicaid clients in this calendar year. They're happy with our services, we're growing. Our existing Medicaid business is up, the fiscal agent business is up. We're adding additional services like pharmacy benefit management services. This is really one anomaly and we're going to have to go fix it. Dris Upitis - Credit Suisse First Boston - Analyst OK. And then just on the Gateway deal, on the IT outsourcing side of that, was there an incumbent that you beat out for or is that a completely new contract for Gateway? Thanks. Jeff Rich - Affiliated Computer Services Incorporated - CEO Dris, they were in house. So, it's a completely new contract. You know, but it's an interesting trend because we started to see this trend start about 18 months ago in the commercial sector, where you have multiscope engagements that include BPO and IT. It is funny, BPO tends to drive the decision making process. The technology is almost an after thought which is kind of right, because the IT is really a tool to help the process run, all the processes embedded inside of a corporation run cheaper, better faster, so that is driving our strong performance in our IT rate right now which is frankly superior to most of the pure IT outsourcing. In fact, all of them. Dris Upitis - Credit Suisse First Boston - Analyst Great, thanks. Operator CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 13 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call Our next question comes from Jennifer Dugan of Merrill Lynch. Jennifer Dugan - Merrill Lynch Global Securities - Analyst Thanks. I also had a question about the multiscope contracts, now with Gateway, that was as you was put out to bid in three different parts. Are you seeing an increase in multiscope RFP? Are users coming to expect more of a single source option when it comes to the multi component deals? Jeff Rich - Affiliated Computer Services Incorporated - CEO Yes, we're seeing an increase of say two scope deals. We're not seeing an increase in like the mammoth type of undertaking we are thinking about with Proctor & Gamble a couple of years ago. I'm not seeing those type of deals, but we are seeing lots of deals from the 30, 25, $50 million range per year that include IT and HR or IT and F & A or HR. So, we are definitely seeing an increase in scope. Jennifer Dugan - Merrill Lynch Global Securities - Analyst Thanks. Operator Our next question comes from David Grossman of Thomas Weisel. David Grossman - Thomas Weisel Partners - Analyst Thank you. Jeff or Mark, perhaps you could talk a little bit more about the profile of the new segments that you're pursuing? I mean, we have talked about HR and you mentioned F&A and perhaps you can talk about the margin, the CAPEX and what you're seeing competitively in those segments and then secondly, perhaps if we'll see more systems development type work in our company your entree into some of these new segments? Mark King - Affiliated Computer Services Incorporated - President and COO Sure. This is Mark. First of all, on the segments such as HR and finance and accounting, obviously when we first got in, you know, to those you're going to have, you know, lower -- you're going to have lower margins as you're building up the platform, so on and so forth. With all of the increases that we have had in our HR, you know, revenues you're starting to see right now economies of scale. You know, in leveraging the platform, leveraging the people, so on and so forth. What I would say really on both HR and finance and accounting, you know, in terms of the profit margins, you know, the profit margins should be consistent with what you're -- what you're seeing in the commercial world. Again, what we're doing is we're doing -- you know, for the large part, we're doing transactional outsourcing and so as opposed to this, you know, transformational outsourcing which is basically modified systems integration project over a couple of years. So, for that reason, we don't have to fund, you know, some heavy CAPEX, you know, that you might be expecting on a transformational project. Our CAPEX on HR and F & A is not that much different than just a normal transactional BPO deal. And, as we have said in the past IT outsourcing deal is about 7% of total contract value as it relates to capital intensity, BPO deals are historically about 4%, of total contract value. I really wouldn't expect HR and F&A to be much different than that. David Grossman - Thomas Weisel Partners - Analyst And where are you in terms of the HR and F&A business? You mentioned, that you're starting to see the skill benefits now, so would we expect to see some margin benefit from those endeavors over the next 12 months? Mark King - Affiliated Computer Services Incorporated - President and COO Yes. Looking at our books, we would expect to see margin improvement as it relates to, you know, consolidated ACS. Keep in mind it's a pretty small piece of our business, at least right now. You know, so I wouldn't expect you to see it at a consolidated basis, you know, because we're going to be investing that for further growth. So, it would be very small. David, you're talking about less than 10% of the revenue base? David Grossman - Thomas Weisel Partners - Analyst Right. Mark King - Affiliated Computer Services Incorporated - President and COO In between the two lines, so they're not going to move the needle on a consolidated margin basis, but we'd expect to see the units improve the margins fairly consistently over the next three years. David Grossman - Thomas Weisel Partners - Analyst CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 14 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call One other question, getting back to the Gateway deal. Seeing that Gateway agreed to an up-front payment related to some of the expenditures you were going to incur, I mean is that something that was unique to this deal or do you think that's something that you could see going forward? Mark King - Affiliated Computer Services Incorporated - President and COO It's been a common -- it's not an uncommon practice. It's occurred every year that we have been in the business, because, look, we're pretty candid with clients. We can meet our in credit capital expenditures and put that in our model or you can. We give the clients a choice on how they want to handle it and different clients choose to handle it differently. David Grossman - Thomas Weisel Partners - Analyst Thank you. Operator Our next question comes from Gregory Gould of Goldman Sachs. Gregory Gould - Goldman Sachs and Company - Analyst Thanks. On the state of Georgia contract, you mentioned there's out of scope work. Can you quantify how much that is and is that at risk of nonpayment from Georgia? Mark King - Affiliated Computer Services Incorporated - President and COO It's not -- I would prefer not to quantify it because we're in discussions. There is out of scope work. It's not something we specifically spiked out in our numbers, but it's something that we're talking with the state about. It's not a -- it's not a huge number, Greg. Gregory Gould - Goldman Sachs and Company - Analyst OK. Can you remind me the size of the annual revenue from the contract and what it was originally and what you expect it to be going forward? Mark King - Affiliated Computer Services Incorporated - President and COO Greg, it's about $100 million or so a year. And, you know, based on what we are seeing right now, I don't think it's going to change much over the next several years. Gregory Gould - Goldman Sachs and Company - Analyst OK. And one last question. How many people do you have in offshore locations now and how do you expect to grow that by the end of this year -- fiscal year? Mark King - Affiliated Computer Services Incorporated - President and COO Yeah. As of September 30th we were about 10,500, and expected to be most of a 11,000 by the end of the year. The primary location that we're growing right now is India. That's ramping up. We have had customers that have demand to go into India so we're taking care of those needs. So, we're not building a facility and hoping clients show up. We're going with clients in hand. So, it's good business for us. Gregory Gould - Goldman Sachs and Company - Analyst What's the rough level of the effort? Of the commercial work that is done offshore now? Mark King - Affiliated Computer Services Incorporated - President and COO Well, I guess one way to look at it is we have about 20,000 employees in our commercial sector. That figure is right? And about half of them are in offshore locations. Obviously none of our government work is done offshore that's all done within the U.S. borders. Gregory Gould - Goldman Sachs and Company - Analyst Great. Thank you. Mark King - Affiliated Computer Services Incorporated - President and COO Operator, we have time for one more question. Operator Our next question comes from Natalie Walrond of Pacific growth. Natalie Walrond - Pacific Growth Equities - Analyst Hi. Just one question, I wanted to see if you could give us more color on how things are progressing with the department of education contract? Can you give us a sense of things they might CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 15 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

Final Transcript ACS - Q1 2004 Affiliated Computer Services Earnings Conference Call be looking for to be done differently with this renewal either in terms of -- in terms of scope or pricing and sort of where the most interesting areas of negotiation are coming up? Jeff Rich - Affiliated Computer Services Incorporated - CEO Well, the scope of course is increased to include servicing, loan consolidation, collections, and, you know, I think the department is like any other client, they're look for innovative ways to do things -- increase cost --decrease cost and increase quality. I think we've put together a compelling proposal to address the issues and we're feeling pretty comfortable with our competitive position. Natalie Walrond - Pacific Growth Equities - Analyst Right. OK. Thanks a lot. Jeff Rich - Affiliated Computer Services Incorporated - CEO OK. Thank you very much. Operator This concludes this conference for today. You may disconnect at this time. Disclaimer CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. (C) 2003, CCBN, Inc. All Rights Reserved. CCBN StreetEvents streetevents@ccbn.com 617.603.7900 www.streetevents.com 16 (C) 2003 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.